                                                                       EXHIBIT 1

                                 LOAN AGREEMENT

                                  BY AND AMONG

                             SKYNET HOLDINGS, INC.

                                   AS BORROWER

                                      AND

                             LANCER OFFSHORE, INC.,

                               LANCER PARTNERS, LP

                                      AND

                                  MICHAEL LAUER

                                   AS LENDERS

                          DATED AS OF NOVEMBER 9, 1999

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                                TABLE OF CONTENTS

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                                                                             Page
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
1.   GENERAL DEFINITIONS...................................................    1

  1.1.  DEFINITIONS........................................................    1

  1.2.  CONSTRUCTION.......................................................    2

2.   LOAN..................................................................    3

  2.1.  THE LOAN...........................................................    3

  2.2.  REPAYMENT OF LOAN; EVIDENCE OF DEBT................................    3

  2.3.  PREPAYMENTS........................................................    3

  2.4.  INTEREST RATES.....................................................    4

  2.5.  COMPUTATION OF INTEREST............................................    4

  2.6.  PAYMENTS...........................................................    4

  2.7.  SECURITY...........................................................    5

  2.8.  CONVERSION OF LOAN TO COMMON STOCK.................................    5

3.   CONDITIONS OF LENDING.................................................    5

  3.1.  THE LOAN...........................................................    6

4.   REPRESENTATIONS AND WARRANTIES........................................    6

  4.1.  GENERAL REPRESENTATIONS AND WARRANTIES OF THE BORROWER.............    6

  4.2.  REPRESENTATIONS AND WARRANTIES OF THE LENDERS......................    7

5.   COVENANTS AND CONTINUING AGREEMENTS...................................    9

  5.1.  AFFIRMATIVE COVENANTS..............................................    9

6.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.....................   10

  6.1.  EVENTS OF DEFAULT..................................................   10

  6.2.  ACCELERATION OF LIABILITIES........................................   10

  6.3.  REMEDIES...........................................................   10

                                       i
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
7.   REGISTRATION RIGHTS...................................................   11

  7.1   CERTAIN ADDITIONAL DEFINED TERMS...................................   11

  7.2   PIGGYBACK REGISTRATION RIGHTS......................................   11

  7.3   REGISTRATION PROCEDURES ...........................................   12

  7.4   EXPENSES...........................................................   14

  7.5   OBLIGATIONS OF THE LENDERS.........................................   14

  7.6   INFORMATION BLACKOUT, HOLDBACKS AND LOCK-UPS.......................   15

  7.7   INDEMNIFICATION....................................................   15

8.   MISCELLANEOUS.........................................................   16

  8.1.  MODIFICATION OF AGREEMENT..........................................   16

  8.2.  NO IMPLIED WAIVERS; CUMULATIVE REMEDIES; WRITING REQUIRED..........   16

  8.3.  SEVERABILITY.......................................................   17

  8.4.  SUCCESSORS AND ASSIGNS.............................................   17

  8.5.  GOVERNING LAW; SUBMISSION TO JURISDICTION..........................   17

  8.6.  NOTICE ............................................................   17

  8.7.  SECTION TITLES.....................................................   18

  8.8.  DURATION; SURVIVAL.................................................   19

  8.9.  EXCEPTIONS TO COVENANTS............................................   19

 8.10.  HOLIDAY PAYMENTS...................................................   19

 8.11.  COUNTERPARTS.......................................................   19

 8.12.  ENTIRE AGREEMENT...................................................   19

 EXHIBITS

 Exhibit A - Promissory Note

 Exhibit B - Use of Proceeds

 Exhibit C - Common Stock Purchase Warrant

                                 LOAN AGREEMENT

            LOAN AGREEMENT, dated as of November 9, 1999 between SKYNET HOLDINGS, INC., a Delaware corporation (the "Borrower"), LANCER OFFSHORE, INC., a Netherlands Antilles company, LANCER PARTNERS, LP, a Connecticut limited partnership, and MICHAEL LAUER, an individual (each a "Lender" and collectively, the "Lenders").

                                   WITNESSETH:

            WHEREAS, the Borrower has requested that the Lenders make the Loan (as hereinafter defined) and the Lenders has agreed to make the Loan on and subject to the terms and conditions and as set forth in a certain term sheet dated as of October 19, 1999;

            NOW, THEREFORE, each of the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

                                   AGREEMENT:

1.    GENERAL DEFINITIONS

      1.1. Definitions When used herein, the following terms shall have the following meanings:

            Agreement shall mean this Loan Agreement as the same may be amended, extended, supplemented, modified, restated or replaced from time to time.

            Borrower shall mean Skynet Holdings, Inc., a Delaware corporation.

            Business Day shall mean a day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York. Unless specifically denoted "Business Days" herein, references to "days" shall mean calendar days.

            Closing Date shall mean the date of the issuance of the Note. The closing shall take place on the Closing Date at the offices of Buchanan Ingersoll Professional Corporation, or at such other time or at such other place as the parties agree.

            Default Rate shall mean the rate or rates determined from time to time pursuant to Section 4.2.

            GAAP shall mean generally accepted accounting principles consistently applied.

            Event of Default shall mean any of the Events of Default described in Section 7.1.

            Knowledge or to the knowledge of a party (or similar phrases) means to the extent of matters (i) which are actually known by such party or (ii) which, based on facts of which such party is aware, would be known to a reasonable person in similar circumstances exercising reasonable judgment, and when used in the context of the Borrower shall be deemed to include the knowledge of the manager of the Borrower.

            Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            Lenders shall mean the holder of the Notes.

            Loan shall mean the loan made pursuant to Section 2.1.

            Loan Documents shall mean all agreements, instruments and documents whether heretofore, now or hereafter executed by or on behalf of the Borrower with respect to or in connection with this Agreement including, without limitation, and the Notes.

            Maturity Date shall mean February 9, 2001.

            Notes shall mean the Promissory Notes made by the Borrower to the Lenders pursuant to Section 2.1, substantially in the form of Exhibit "A".

            Original Issue Date shall mean the date on which the first Note was issued.

            Person shall mean an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

            Uniform Commercial Code shall mean the Uniform Commercial Code of the State of New York or any other applicable jurisdiction, as amended from time to time.

      1.2. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation." References in this Agreement to "determination" of or by the Lenders shall be deemed to include good faith estimates by the Lenders (in the case of quantitative determinations) and good faith beliefs by the Lenders (in the case of qualitative determinations). Whenever the Lenders are granted the right herein to act in their sole discretion or to grant or withhold consent, such right shall be exercised in good faith. The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

2.    LOAN

      2.1   The Loan.

            (a) Loan. Subject to the terms and conditions hereof, the Lenders hereby irrevocably agree to lend to Borrower the aggregate principal amount of $9,000,000 (the "Loan"), the proceeds of which represent (i) the refinancing of $1,000,000 in principal amount and all accrued interest thereon under a certain promissory note dated as of August 13, 1999 payable to Lancer Offshore, Inc. (the "August 13 Loan"); and (ii) the advancement of additional funds to be used for the additional purposes set forth herein. Each Lender shall advance to the Borrower the amount set forth on Schedule 2.1 hereto.

            (b) Use of Proceeds. The proceeds of the Loan shall be as set forth on Exhibit "B" hereto.

      2.2.  Repayment of Loan: Evidence of Debt.

            (a) The Borrower hereby unconditionally promises to pay to the Lenders the full outstanding principal amount of the Loan, together with all unpaid interest thereon and all other outstanding unpaid amounts owing to Lenders under or in connection with the Loan Documents, on the Maturity Date (or on such earlier date that the Loan becomes due and payable pursuant to Section
6). The Borrower hereby agrees to pay interest on the unpaid principal amount of the Loan, and on the accrued unpaid interest, from time to time outstanding, from the issuance of the Notes until payment in full thereof at the rates per annum, on the dates, and in the form and manner set forth herein.

            (b) The Loan shall be evidenced by the Notes. The Notes shall (i) be dated the date of the issuance of the Notes, and (ii) be payable in full on the Maturity Date (or such earlier date that the Loan becomes due and payable pursuant to Section 6).

      2.3.  Prepayments.

            (a) Voluntary Prepayments. The principal of and accrued interest on the Notes may be prepaid without penalty by the Borrower in cash, in whole or in part, at any time upon five (5) days' prior written notice to the Lenders, which notice shall be irrevocable once given. As soon as notice of prepayment is given, the principal to be prepaid, and any accrued and unpaid interest thereon, shall become due and payable on the date set forth in such notice on which the prepayment is to be made.

            (b) Mandatory Prepayments. On and after January 1, 2000, the Borrower shall be required to make mandatory prepayments of the principal amount of and accrued and unpaid interest on the Loan equal to 50% of the net proceeds realized by the Borrower from any debt or equity financing transactions completed thereafter until the earlier to occur of (i) repayment in full of all such principal and interest and (ii) the Maturity Date.

            (c) Allocation of Prepayments. All prepayments made by Borrower hereunder shall be allocated on a pro rata basis to each of the Lenders based upon each Lender's percentage of the aggregate amount of principal and accrued and unpaid interest outstanding at the time of such prepayment.

      2.4.  Interest Rates.

            (a) The Loan (including the principal amount from time to time outstanding and unpaid overdue interest) shall bear interest at a rate equal to ten percent (10%) per annum.

            (b) Upon the occurrence and during the continuation of an Event of Default, the principal amount and accrued but unpaid interest under the Loan shall bear interest at a rate per annum equal to twelve percent 12.0%.

            (c) Interest on the outstanding principal amount of the Notes and on any unpaid overdue interest shall be payable quarterly on the first day of each calendar quarter commencing January 1, 2000.

      2.5.  Computation of Interest.

            (a) Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

            (b) Notwithstanding any other provisions of any of the Loan Documents, the Borrower shall not be required to make any payments of interest or other amounts hereunder or under any other Loan Document to the extent such payments would cause the rate of interest charged hereunder to exceed the highest rate permitted under applicable law. Any such payments which are received by the Lenders may, at the Lenders' option, be applied against payment of principal of the Loan or other obligations payable to the Lenders hereunder or returned to Borrower.

      2.6.  Payments.

            (a) All payments (including prepayments) to be made by the Borrower hereunder or under any other Loan Document, whether on account of principal, interest or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York, New York local time, on the due date thereof to each of the Lenders at its address shown herein or such other account or place as the Lenders may from time to time designate, in U.S. Dollars by wire transfer of immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, interest thereon shall be payable at the then applicable rate during such extension. The Lenders may apply payments and prepayments to expenses, interest and then to principal.

            (b) All amounts which are or may become payable to the Lenders hereunder or under or in connection with this Agreement or any other Loan Document, other than principal of the Loan and interest accrued thereon and not overdue, shall be payable on demand.

      2.7. Security. To secure the prompt payment to the Lenders of the Borrower's obligations hereunder, Borrower agrees to cause Pony Express Delivery Services, Inc. ("Pony"), its wholly-owned subsidiary, to grant to the Lenders a continuing security interest in and to all of Pony's right, title and interest in, to and under the following described property of Pony (for the purposes of this paragraph, each capitalized term used herein and not otherwise defined shall have the meaning given to it by Article 9 of the Uniform Commercial Code):
(A) all now existing and hereafter acquired and arising Accounts, General Intangibles, Chattel Paper, Documents, Instruments, Investment Property, Letters of Credit, Advices of Credit, Equipment, and Inventory; and (B) all Products of and Accessions to the foregoing and all Proceeds of the foregoing, all of the aforesaid property in which the Lenders are granted a security interest hereunder is hereinafter called the "Collateral." The Borrower shall cause Pony to execute and deliver to the Lenders, and the Lenders shall have the right to file, UCC-1 financing statements describing the Collateral to perfect the security interest herein granted to the Lenders; copies of which have been delivered to the Lenders upon the execution hereof. Notwithstanding the foregoing, any security interest granted to or had by the Lenders and the priority of such security interest in or claim to the Collateral shall be subject to and subordinate to the lien, priority and rights of the Borrower's existing senior indebtedness to (i) NationsCredit Commercial Corporation ("NationsCredit") and (ii) Founders Equity Group, Inc. ("Founders"), as Agent for the lenders under a Letter Agreement dated as of June 3, 1999. The Lenders agree to execute subordination agreements provided by NationsCredit and Founders to evidence such subordination.

      2.8.  Conversion of Loan to Common Stock.

            (a) At any time prior to December 20, 1999, the principal amount of, and all accrued and unpaid interest on, the Loan shall be convertible into shares of the Borrower's common stock, par value $0.001 per share ("Common Stock"), at a conversion rate of $5.00 per share.

            (b) In the event any portion of the principal amount of the Loan or any accrued interest thereon shall be outstanding on December 20, 1999, the Lenders on such date and thereafter shall have the right to convert all or any part thereof to Common Stock at a rate of $1.00 per share.

            (c) To exercise its right to convert the outstanding principal of, and interest on, the Loan hereunder, the Lenders shall give the Borrower not less than three (3) days' written notice of such conversion, which notice of conversion shall be irrevocable once given.

      3.    CONDITIONS OF LENDING.

            Notwithstanding any other provision of this Agreement or any other Loan Document and without affecting in any manner the rights of the Lenders under this Agreement, it is understood and agreed that the Lenders shall have no obligation at any time under Article 2 of this Agreement unless and until the following conditions have been and continue to be satisfied, all in form and substance satisfactory to the Lenders and their counsel:

      3.1.  The Loan.

            (a) The Lenders shall have received, on or prior to a Closing Date, the following documents and other deliveries:

                  (i) this Agreement, duly executed and delivered;

                  (ii) the Notes, duly executed and delivered to each of the Lenders in the amounts set forth on Schedule 2.1;

                  (iii) a certificate representing 75,000 shares of Common Stock issued in the name of Lancer Offshore, Inc., which shares are issued on account of the August 13 Loan;

                  (iv) stock certificates for an aggregate of 300,000 shares of Common Stock (the Lender Shares) issued in the name of the Lenders and in the amounts set forth on Schedule 3.1(b)(i); and

                  (v) a five-year common stock purchase warrant of the Borrower (the Lender Warrant"), in substantially the form attached as Exhibit "C" hereto, to purchase 500,000 shares of Common Stock on the terms and subject to the conditions set forth in the Lender Warrant, issued in the name of the Lenders and in the amounts set forth on Schedule 3.1(a)(v).

            (c) The representations and warranties of the Borrower contained in
Article 4 hereof shall be true on and as of each Closing Date and the Borrower shall have complied with all covenants and conditions hereof.

            (d) All legal details and proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Lenders and their counsel, and the Lenders and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Lenders or their counsel may reasonably request.

4.    REPRESENTATIONS AND WARRANTIES.

      4.1. General Representations and Warranties of the Borrower. The Borrower represents and warrants that:

            (a) Organization, Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts and contemplates conducting. The Borrower is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except where such failure would for investment purposes only and not with a view towards distribution or resale to others. The Lender agrees that the Lender will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Securities unless they are registered under the Act or unless in the opinion of counsel an exemption from such registration is available, such counsel and such opinion to be satisfactory to the Borrower. The Lender understands that the Securities have not been registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon the Lender's investment intention. In this respect, the Lender understands that it is the position of the SEC that the statutory basis for such exemption would not be present if the Lender's representation merely meant that the Lender's present intention was to hold such Shares for a short period, such as the capital gains period of tax statutes, for a deferred sale or for any other fixed period. The Lender realizes that the SEC might regard a purchase with an intent inconsistent with the Lender's representation to the Borrower, and a sale or disposition thereof, as a deferred sale to which the exemption is not available;

            (e) Loss of Investment. The Lender's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and an investment in the Borrower will not cause such overall commitment to become excessive. Furthermore, the Lender can afford to bear the loss of his entire investment in the Borrower and has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in the Borrower;

            (f) No General Solicitation. The Lender acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by him and that no public solicitation or advertisement has been made to him with respect to the investment evidenced by this Agreement;

            (g) Access to Information. Lender has had access to all material and relevant information concerning the Borrower, its management, financial condition, capitalization, market information, properties and prospects necessary to enable Lender to make an informed investment decision with respect to the investment evidenced by this Agreement. Lender acknowledges that it has had the opportunity to ask questions of and receive answers from, and to obtain additional information from, representatives of the Borrower concerning the terms and conditions of this Agreement and the present and proposed business and financial condition of the Borrower, and has had all such questions answered to its satisfaction and has been supplied all information requested;

            (h) Legend on Certificates. The Lender understands and acknowledges that the Securities and any certificates issued in replacement therefor shall bear the following legend, in addition to any other legend required by law or otherwise:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR

                  DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR THE RULES AND REGULATIONS THEREUNDER."

5.    COVENANTS AND CONTINUING AGREEMENTS.

      5.1. Affirmative Covenants. From the date hereof and thereafter until the Borrower's obligations under the Note and the Loan Documents have been paid in full in cash, the Borrower covenants and agrees as follows:

            (a) Preservation of Existence, etc. The Borrower shall maintain its existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary.

            (b) Corporate Franchises. Borrower will do or cause to be done, all things necessary to establish, preserve and keep in full force and effect its existence and its material trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing; provided, however, that nothing in this Section 5.1(b) shall prevent the withdrawal of its qualification as a foreign corporation in any jurisdiction where such withdrawal would not have a material adverse effect on its business, operations, property, assets, condition (financial or otherwise) or prospects.

            (c) Conduct of Business. Borrower shall carry on its businesses in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees (as a group) and preserve its relationships with customers, suppliers, licensors, licensees, franchisees, distributors and others having business dealings with it.

            (d) Reservation of Common Stock. The Borrower shall reserve for future issuance from its authorized but unissued Common Stock sufficient shares of Common Stock as may be issuable to the Lender from time to time (i) upon the conversion of the outstanding principal of and interest on the Loan pursuant to
Section 2.8 hereof, and (ii) upon the exercise of the Lender Warrant issued pursuant to Section 3.1(a)(v).

6.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.

      6.1. Events of Default. The occurrence or existence of any of the following events, conditions, acts or omissions shall constitute an "Event of Default" hereunder unless waived in writing by the Lender:

            (a) The Borrower fails to pay any principal of or interest on the Loan when due and payable;

            (b) Any representation, warranty, statement, report, financial statement or certificate made or delivered by the Borrower to the Lender shall have been false or misleading in any material respect as of the time it was made or furnished;

            (c) The Borrower fails to perform, keep or observe any term, provision, condition or covenant contained in this Agreement or in any other Loan Document to which it is a party, which is required to be performed, kept or observed by the Borrower; provided, however, that in the event of such an occurrence the Borrower shall be permitted to cure such a default, if susceptible to cure, within thirty days of the occurrence of such a default;

            (d) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective interests, rights, remedies, powers or privileges intended to be created thereby;

            (e) An application is made by the Borrower for the appointment of a receiver, trustee or custodian for any of the Borrower's assets; or a petition under any section or chapter of the federal Bankruptcy Code or any similar law shall be filed by the Borrower; or the Borrower makes an assignment for the benefit of its creditors or any case or proceeding is filed by the Borrower for its dissolution, liquidation or termination; or a petition under any section or chapter of the federal Bankruptcy Code or any similar law is filed against the Borrower or any case or proceeding is filed against the Borrower for its dissolution or liquidation, and such petition, case or proceeding is not dismissed within thirty (30) days after the filing thereof;

      6.2. Acceleration of Liabilities. Immediately upon the occurrence and continuation of an Event of Default mentioned in any of Sections 6.1(a) through 6.1(e), all of the obligations of the Borrower to the Lenders may, at the option of the Lenders and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

      6.3. Remedies. Upon and after an Event of Default, the Lenders shall have in addition to all of the rights and remedies contained in this Agreement or in any other Loan Document or other applicable law, all of which rights and remedies as a secured party shall be cumulative and non-exclusive, to the extent permitted by law.

7.    REGISTRATION RIGHTS

      The Borrower covenants and agrees as follows:

      7.1. Certain Additional Defined Terms. For the purpose of this Section 7, the following definitions shall apply:

            (a) "Exchange Act" shall mean the Securities Exchange Act of 1934.

            (b) "Registration Statement" shall mean the Registration Statement of the Borrower filed with the SEC pursuant to the provisions of Paragraphs 7.2 of this Agreement which covers the resale of any of the Securities or the Common Stock to be issued upon the exercise of any of the Securities on an appropriate form then permitted by the SEC to be used for such registration and the sales contemplated to be made thereby under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such Registration Statement, including any pre - and post- effective amendments thereto, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

            (c) "Restricted Stock" shall mean the Securities and any additional shares of Common Stock or other equity securities of the Borrower issued or issuable after the date hereof in respect of any such securities by way of a stock dividend or stock split, in connection with a combination, exchange, reorganization, recapitalization or reclassification of Borrower's securities, or pursuant to a merger, division, consolidation or other similar business transaction or combination involving the Borrower; provided that: as to any particular shares of Restricted Stock, such securities shall cease to constitute Restricted Stock (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder, or (ii) when and to the extent such securities are permitted to be distributed pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act or are otherwise freely transferable to the public without further registration under the Securities Act.

      7.2.  Piggyback Registration Rights.

            (a) The Borrower shall advise the Lenders by written notice prior to the filing of a Registration Statement under the Securities Act (excluding registration on Forms S-8, S-4, 10 or any successor forms thereto), covering securities of the Borrower to be offered and sold by the Borrower to the public generally, or by any stockholder of the Borrower, and shall, upon the request of the Lenders given at least five (5) business days prior to the filing of such Registration Statement, include in any such Registration Statement such information as may be required to permit a public offering of the Restricted Stock purchased hereby. The Lenders shall furnish such information as may be reasonably requested by the Borrower in order to include such Restricted Stock in the Registration Statement. In the event that any registration pursuant to this Paragraph 7.2 shall be, in whole or in part, an underwritten public offering of Common Stock on behalf of the Borrower, and the managing underwriter thereof advises the Borrower in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Borrower, the Borrower shall include in such registration (i) first, the securities the Borrower proposes to sell, and (ii) second, the Restricted Stock and any other registrable securities eligible and requested to be included in such registration only to the extent that the number of shares to be registered under this clause (ii) will not, in the opinion of the managing underwriter, adversely affect the offering of the securities pursuant to clause
(i), pro rata among the holders of such registrable securities, including the Lenders of the Restricted Stock, on the basis of the number of shares eligible for registration which are owned by all such holders. Notwithstanding the foregoing, the Borrower may withdraw any registration statement referred to in This Paragraph 7.2 without thereby incurring liability to the holders of the Restricted Stock.

            (b) Notwithstanding anything to the contrary contained herein, the Borrower's obligation in this Paragraph 7.2 above shall extend only to the inclusion of the Restricted Stock in a Registration Statement filed under the Securities Act. The Borrower shall have no obligation to assure the terms and conditions of distribution, to obtain a commitment from an underwriter relative to the sale of the Restricted Stock or to otherwise assume any responsibility for the manner, price or terms of the distribution of the Restricted Stock. Furthermore, the Borrower shall not be restricted in any manner from including within the Registration Statement or the distribution, issuance or resale of any of its or any other securities.

      7.3. Registration Procedures. Whenever it is obligated to register any Restricted Stock pursuant to this Agreement, the Borrower shall:

            (a) prepare and file with the Commission a Registration Statement with respect to the Restricted Stock in the manner set forth in Paragraph 7.2 hereof and use its best efforts to cause such Registration Statement to become effective as promptly as possible and to remain effective for that period identified in Paragraph 7.3(g) hereafter;

            (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in Paragraph 7.3(g) below and to comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such Registration Statement in accordance with the intended method of disposition set forth in such Registration Statement for such period;

            (c) furnish to the Lenders and to each underwriter, if any, such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus), as such person may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such Registration Statement;

            (d) use its best efforts to register or qualify the Restricted Stock covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the Lenders, or, in the case of an underwritten public offering, the managing underwriter shall reasonably request; provided, however, that the Borrower shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

            (e) immediately notify the Lenders and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required or necessary to be stated therein in order to make the statements contained therein not misleading in light of the circumstances under which they were made;

            (f) make available for inspection by the Lenders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Lenders or underwriter, all financial and other records, pertinent corporate documents and properties of the Borrower, and cause the Borrower's officers, directors and employees to supply all information reasonably requested by the Lenders, underwriter, attorney, accountant or agent in connection with such Registration Statement;

            (g) for purposes of Paragraphs 7.3(a) and 7.3(b) above, the period of distribution of Restricted Stock shall be deemed to extend until the earlier of: (A) in an underwritten public offering of all of the Restricted Stock, the period in which each underwriter has completed the distribution of all securities purchased by it; (B) in any other registration, the earlier of the period in which all shares of Restricted Stock covered thereby shall have been sold or two (2) years from the effective date of the first Registration Statement filed by the Borrower with the SEC pursuant to this Agreement.

            (h) if the Common Stock is listed on any securities exchange or automated quotation system, the Borrower shall use its best efforts to list (with the listing application being made at the time of the filing of such Registration Statement or as soon thereafter as is reasonably practicable) the Restricted Stock covered by such Registration Statement on such exchange or automated quotation system;

            (i) enter into normal and customary underwriting arrangements or an underwriting agreement and take all other reasonable and customary actions if one or more of the Lenders sells their shares of Restricted Stock pursuant to an underwriting (however, in no event shall the Borrower, in connection with such underwriting, be required to undertake any special audit of a fiscal period in which an audit is normally not required);

            (j) notify the Lenders of any threat by the SEC or state securities commission to undertake a stop order with respect to sales under the Registration Statement, and

            (k) cooperate in the timely removal of any restrictive legends from the shares of Restricted Stock in connection with the resale of such shares covered by an effective Registration Statement.

      7.4.  Expenses.

            (a) For the purposes of this Paragraph 7.4, the term "Registration Expenses" shall mean: all expenses incurred by the Borrower in complying with Paragraph 7.2 of this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Borrower, "blue sky" fees, fees of the National Association of Securities Dealers, Inc. ("NASD"), fees and expenses of listing shares of Restricted Stock on any securities exchange or automated quotation system on which the Borrower's shares are listed and fees of transfer agents and registrars. The term "Selling Expenses" shall mean: all underwriting discounts and selling commissions applicable to the sale of Restricted Stock and all accountable or non-accountable expenses paid to any underwriter in respect of the sale of Restricted Stock.

            (b) Except as otherwise provided herein, the Borrower will pay all Registration Expenses in connection with the Registration Statements filed pursuant to Paragraph 7.2 of this Agreement. All Selling Expenses in connection with any Registration Statements filed pursuant to Paragraph 7.2 of this Agreement shall be borne by the participating holders of Restricted Stock either solely or, if applicable, in proportion to the number of shares sold by each selling stockholder whose Shares are covered by such registration statement, or by such persons other than the Borrower (except to the extent the Borrower may be a seller) as they may agree.

      7.5.  Obligations of the Lenders.

            (a) In connection with each registration hereunder, each of the Lenders will furnish to the Borrower in writing such information with respect to such Lender and the securities held by such Lender, and the proposed distribution by it as shall be reasonably requested by the Borrower in order to assure compliance with federal and applicable state securities laws, as a condition precedent to including the Lender's Restricted Stock in the Registration Statement. Each Lender also shall promptly notify the Borrower of any changes in such information included in the Registration Statement or prospectus as a result of which there is an untrue statement of material fact or an omission to state any material fact required or necessary to be stated therein in order to make the statements contained therein not misleading in light of the circumstances then existing.

            (b) In connection with each registration pursuant to this Agreement, each Lender agrees that it will not effect sales of any Restricted Stock until notified by the Borrower of the effectiveness of the Registration Statement, and thereafter will suspend such sales after receipt of telegraphic or written notice from the Borrower to suspend sales to permit the Borrower to correct or update a Registration Statement or prospectus. At the end of any period during which the Borrower is obligated to keep a Registration Statement current, the Lenders shall discontinue sales of Restricted Stock pursuant to such Registration Statement upon receipt of notice from the Borrower of its intention to remove from registration the Restricted Stock covered by such Registration Statement which remain unsold, and each Lender shall notify the Borrower of the number of shares registered which remain unsold immediately upon receipt of such notice from the Borrower.

      7.6.  Information Blackout Holdbacks and Lock-Ups.

            (a) At any time when a Registration Statement effected pursuant to Paragraph 7.2 relating to Restricted Stock is effective, upon written notice from the Borrower to the Lenders that the Borrower has determined in good faith that the sale of Restricted Stock pursuant to the Registration Statement would require disclosure of non-public material information, each Lender shall suspend sales of Restricted Stock pursuant to such Registration Statement until such time as the Borrower notifies the Lenders that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to such Registration Statement may otherwise be resumed.

            (b) Notwithstanding any other provision of this Agreement, the Lenders shall not effect any public sale or distribution (including sales pursuant to Rule 144), if and when available, of equity securities of the Borrower, or any securities convertible into or exchangeable or exercisable for such securities, during the thirty (30) days prior to the commencement of any primary offering to be undertaken by the Borrower of shares of its unissued common stock (the "Primary Offering"), which may also include other securities, and ending 120 days after completion of any such Primary Offering, unless the Borrower, in the case of a non-underwritten Primary Offering, or the managing underwriter, in the case of an underwritten Primary Offering, otherwise agree.

      7.7.  Indemnification.

            (a) The Borrower agrees to indemnify, to the extent permitted by law, the Lenders, their officers and directors and each Person who controls any of the Lenders (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Borrower by any of the Lenders for use therein or by the Lenders' failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Borrower has furnished the Lenders with a sufficient number of copies of the same.

            (b) In connection with any Registration Statement in which any Lender is participating, such Lender shall furnish to the Borrower in writing such information and affidavits as the Borrower reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Borrower, its directors and officers and each Person who controls the Borrower (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from:
(i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished by such Lender); or
(ii) any disposition of the Restricted Stock in a manner that fails to comply with the permitted methods of distribution identified within the Registration Statement.

            (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

            (d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Borrower also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Borrower's indemnification is unavailable for any reason.

8.    MISCELLANEOUS

      8.1. Modification of Agreement. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Lenders. The Borrower may not sell, assign or transfer this Agreement or any other Loan Document or any portion hereof or thereof, including, without limitation, the Borrower's rights, title, interests, remedies, powers and/or duties hereunder or thereunder.

      8.2. No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of the Lenders in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or any other right, power, remedy or privilege. The rights and remedies of the Lenders under this Agreement and the other Loan Documents are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Lenders of any provision of, or any breach or default under, this Agreement or any other Loan Document must be in writing and shall be effective only to the extent specifically set forth in such writing.

      8.3. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

      8.4. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and the Lenders. This provision, however, shall not be deemed to modify Section 7.1.

      8.5. Governing Law; Submission to Jurisdiction. This Agreement has been delivered at New York, New York, and shall be deemed to have been made at New York, New York, and shall be interpreted, and the rights and liabilities of the parties hereto shall for all purposes be governed by and construed and enforced, in accordance with the internal laws of the State of Delaware applicable to agreements executed, delivered and performed within such state without giving effect to the principles of conflicts of laws of such state. As part of the consideration for new value this day received, Borrower hereby consents to the exclusive jurisdiction of any state or federal court located within the City of New York, State of New York, and waives personal service of any and all process upon Borrower, and consents that all such service of process be made by registered mail directed to Borrower at the address set forth in Section 7.6 hereof (or such other address as may be duly designated by borrower pursuant to section 7.6 hereof) and service so made shall be deemed to be completed upon actual receipt thereof.

      8.6. Notice. Except as otherwise provided herein, any notice or other written communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) upon deposit in the United States mail, with proper postage prepaid, (ii) by hand delivery, (iii) by overnight express mail courier, or (iv) by telecopier, and addressed to the party to be notified at the address set forth below or to such Other address as each party may designate for itself in writing by like notice, provided notices to the Lenders shall not be effective until received.

                  To the Lenders:

                         LANCER OFFSHORE, INC.
                         Kaya Flamboyan 9
                         Curacao, Netherlands Antilles
                         Attention:
                         Telephone:
                         Telecopier:

                         LANCER PARTNERS, L.P.
                         c/o Michael Lauer, General Partner
                         475 Steamboat Road
                         Greenwich, CT 06830
                         Telephone:
                         Telecopier:

                         MICHAEL LAUER
                         c/o Lancer Management Group, LLC
                         475 Steamboat Road
                         Greenwich, CT 06830
                         Attention:
                         Telephone:
                         Telecopier:

              To the Borrower:

                    SKYNET HOLDINGS, INC.
                    343 Glasgow Avenue
                    Inglewood, CA 90301
                    Attention: Mr. Byron Hogue
                    Telephone:
                    Telecopier: 310-568-9637

                    with a copy to:  Buchanan Ingersoll Professional Corporation
                                     Eleven Penn Center
                                     1835 Market Street, 14th Floor
                                     Philadelphia, PA 19103
                                     Attention: Stephen M. Cohen, Esquire
                                     Telephone: 215-665-3873
                                     Telecopier: 215-665-8760

      8.7. Section Titles. The article and section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      8.8. Duration: Survival. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of the Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by the Lenders or payment in full of the Loan. All covenants and agreements of the Borrower contained in Articles 5 and 7 herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of this Agreement and payment in full of the Loans. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, additional compensation or expenses, fees or expenses and indemnification shall survive payment in full of the Loan and termination of this Agreement.

      8.9. Exceptions to Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable law.

      8.10. Holiday Payments. If any payment to be made to the Lenders hereunder shall become due on a date not a Business Day, such payment shall be made on the next succeeding Business Day and interest shall accrue on any principal amount of such payment until the date on which such principal amount is paid to the Lenders.

      8.11. Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      8.12. Entire Agreement. This Agreement, together with the Exhibits hereto, are intended by the parties as a final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement and, accordingly, this Agreement supercedes any and all prior or contemporaneous agreements and understanding of the parties with respect to such subject matter.

      IN WITNESS WHEREOF, and intending to be legally bound hereby, this Loan Agreement has been duly signed, sealed and delivered by the undersigned as of the day and year specified at the beginning hereof.

                                     BORROWER:

                                     SKYNET HOLDINGS, INC.

                                     By:
                                        -------------------------------
                                        Byron Hogue
                                        Chief Executive Officer

                                     LENDERS:

                                     LANCER OFFSHORE, INC.

                                     By:/s/ MICHAEL LAUER
                                       --------------------------------
                                        Name: MICHAEL LAUER
                                        Title:INVESTMENT MANAGER

                                     LANCER PARTNERS, L.P.

                                     By:/s/ MICHAEL LAUER
                                       --------------------------------
                                        Michael Lauer
                                        General Partner

                                        /s/ MICHAEL LAUER
                                       --------------------------------
                                        MICHAEL LAUER

                                    EXHIBIT A

                            FORM OF PROMISSORY NOTE

                                    EXHIBIT B

                                 USE OF PROCEEDS

      The proceeds of the Loan shall be used as follows:

      1. Refinancing of $1,000,000 loan from Lancer Offshore, Inc. and accrued and unpaid interest thereon pursuant to Promissory Note dated as of August
13, 1999;

      2. Repayment of up to $3,000,000 to the Borrower's senior lenders; and

      3. Working capital purposes.

                                    EXHIBIT C

                      FORM OF COMMON STOCK PURCHASE WARRANT

                                  SCHEDULE 2.1

                   PRINCIPAL AMOUNT TO BE ADVANCED BY LENDERS

LENDER                         PRINCIPAL AMOUNT
------                         ----------------
Lancer Offshore, Inc.            $7,000,000

Lancer Partners, LP              $1,000,000

Michael Lauer                    $1,000,000

                               SCHEDULE 3.1(a)(iv)

                           ALLOCATION OF LENDER SHARES

LENDER                          SHARES TO BE ISSUED
------                          -------------------
Lancer Offshore, Inc.(1)            200,000

Lancer Partners, LP                  50,000

Michael Lauer                        50,000

-----------------
(1) These shares are in addition to the 75,000 shares to be issued Lancer Offshore, Inc. on account of Lancer Offshore, Inc.'s loan to the Borrower dated as of August 13, 1999, which shares are to be issued at the closing of the transactions contemplated by this Agreement.

                               SCHEDULE 3.1(a)(v)

                          ALLOCATION OF LENDER WARRANT

LENDER                          SHARES ISSUABLE UPON EXERCISE OF WARRANT
------                          ----------------------------------------
LANCER PARTNERS, LP                             500,000